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EXHIBIT 99.1

INVESTOR CONTACT:                                       NATIONWIDE
Kevin G. O'Brien                                        FINANCIAL
VP, Investor Relations
614 677-5331

MEDIA CONTACT:
Bryan Haviland
Public Relations Officer
614 677-7767


OCTOBER 1, 2002

                    NATIONWIDE FINANCIAL COMPLETES SPONSORED
                       DEMUTUALIZATION OF PROVIDENT MUTUAL

                   COMPANY TO BE KNOWN AS NATIONWIDE PROVIDENT

COLUMBUS, OHIO-- Nationwide Financial Services, Inc. (NYSE: NFS) has completed its sponsored demutualization of Provident Mutual Life Insurance Company (Provident), following final approval of the transaction by the Pennsylvania Insurance Department. Provident, based in Berwyn, Pa., has become a wholly owned subsidiary of Nationwide Financial and will now be known in the marketplace as Nationwide Provident.

As part of the demutualization, shares of Nationwide Financial common stock, cash and policy credits with an aggregate value of $1.12 billion will be delivered to former Provident members.

"This is a great day for Nationwide Financial and Nationwide Provident," said W.G. Jurgensen, chairman and chief executive officer of Nationwide Financial. "Nationwide Provident's strong distribution through career life insurance agents provides an important strategic fit in strengthening Nationwide Financial's multi-channel distribution network. We believe this combination will create significant value for customers, Nationwide Provident agents and our shareholders."

With the addition of Nationwide Provident, Nationwide Financial becomes the nation's fourth-largest provider of variable life insurance.(1) Nationwide Financial is already one of the country's largest providers of individual annuities and retirements plans for public and private sector employers.

In August, Nationwide Financial named Gary D. McMahan to lead the new subsidiary. McMahan is former senior vice president and head of distribution development for Massachusetts Mutual Life Insurance Company. He will report to Joseph J. Gasper, Nationwide Financial's president and chief operating officer.

Nationwide Financial shareholders and Provident members approved the transaction in September. Nationwide Financial issued approximately 32 million Class A common shares in connection with the transaction, increasing the number of outstanding shares of Nationwide Financial to 151.6 million. The transaction reduces Nationwide Mutual Insurance Company's ownership interest in Nationwide Financial from 80 percent to 63 percent.


                                    - more -


Insurance o Financial Services o On Your Side              One Nationwide Plaza
                                                        Columbus, OH 43215-2220
                                                             www.nationwide.com

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NATIONWIDE FINANCIAL COMPLETES PROVIDENT TRANSACTION - 2



Columbus-based Nationwide Financial Services, Inc. is the holding company for the retirement savings and income operations of Nationwide Mutual Insurance Company. Nationwide Financial is a leading provider of annuities, life insurance, retirement plans, and other financial services to individuals and institutional clients. The principal operating subsidiary of Nationwide Financial is Nationwide Life Insurance Company, the country's 7th largest life insurer.(2)

Nationwide Provident specializes in marketing asset accumulation, wealth preservation, life insurance, retirement and investment products to the affluent and business markets. It distributes products through its career agents and independent agents, and has an affiliated broker-dealer, 1717 Capital Management Company.

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1  Based on combined premium of Nationwide Financial and Provident Mutual Life
   Insurance Company as reported in the June 30, 2002 Tillinghast Value Survey.

2  A.M. Best, based on assets through 12/31/01